Exhibit 10.1

July 9, 2012

Martha Stewart

c/o Martha Stewart Living Omnimedia, Inc.

601 West 26th Street

New York, New York 10001

Dear Martha:

Subject to and upon the terms and conditions set forth below, you and the Company have mutually agreed to extend further the term of your currently effective employment agreement such that (except as otherwise provided below) it will continue in effect until June 30, 2017, instead of expiring on June 30, 2012 (as modified by this letter, the “Employment Agreement”).

Your title under the Employment Agreement shall be changed to Founder and Chief Creative Officer. Additionally, you shall not be entitled to receive any additional compensation for new programming (as described in the Employment Agreement) after June 30, 2012 unless such programming would require you to perform services as a performer in excess of the commitment previously required with respect to The Martha Stewart Show. Each reference to fiscal year 2012 in Section 5(b) (Annual Bonus) shall be modified to refer to the fiscal year in which the term of the employment agreement lapses.

You and the Company will commence good faith negotiations to effect appropriate adjustments to the terms and conditions of your Employment Agreement no later than March 1, 2013. Any adjustments to the Employment Agreement that are mutually agreed upon by the parties will be implemented with effect from July 1, 2013, unless an earlier date is agreed to by the parties. In the event that the parties can not mutually agree on appropriate adjustments, the Company will have the right to declare that the extension of the term of the Employment Agreement will be limited to June 30, 2013 (instead of June 30, 2017), by written notice delivered to you on or after June 1, 2013 and on or before June 30, 2013 in accordance with the notice provisions of the Employment Agreement. If such an early expiration notice is given, your Employment Agreement will be deemed to have lapsed in accordance with its terms on June 30, 2013, but your employment will continue uninterrupted.

Other than the modifications to your title and with respect to new programming, and extending the term of the Employment Agreement on the terms and conditions set forth above, all of the other provisions of the Employment Agreement shall remain in full force

MARTHA STEWART LIVING OMNIMEDIA

601 West 26th Street, 9th Floor, New York, NY 10001 PHONE 212 389 4000 WEB marthastewart.com and effect unless and until (i) the parties mutually agree to modify such terms or (ii) such Employment Agreement lapses by exercise of the Company’s early expiration right, as set forth in the immediately preceding paragraph.

This letter will also serve to extend the Intangible Asset License Agreement, dated as of June 13, 2008, by and between the Company and MS Real Estate Management Company (the “IAL Agreement”). The IAL Agreement is currently scheduled to expire by its terms on September 30, 2012, but shall be extended by this extension letter until June 30, 2013. As so extended, the IAL Agreement shall remain in full force and effect until (i) the parties mutually agree to modify such terms or (ii) such IAL Agreement lapses in accordance with its terms (as extended by this extension letter). Notwithstanding the foregoing, if you and the Company do not agree to mutually acceptable adjustments to the Employment Agreement, as contemplated above, but the Employment Agreement nonetheless continues in effect beyond June 30, 2013 because the Company has not given the aforementioned early expiration notice, the term of the IAL Agreement will be extended, at 11:59 P.M. on June 30, 2013, until June 30, 2017, to be coterminous with the Employment Agreement.

If you and MS Real Estate Management Company agree that the foregoing properly sets forth our agreement regarding the extension of the Employment Agreement and the IAL Agreement, each of you should execute three copies of this letter, returning one to me, with each of you keeping one for your files.

Sincerely,

/s/ Lisa Gersh
Lisa Gersh Chief Executive Officer

Agreed and Accepted:

/s/ Martha Stewart
Martha Stewart

MS REAL ESTATE MANAGEMENT COMPANY

By:	/s/ Martha Stewart
Its:

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